KPMG PEAT MARWICK LLP
                                 P.O. Box 31002
                       St. Petersburg, Florida 33731-8902









                                 August 30, 1996




Securities and Exchange Commission
Washington, D.C. 20549


Ladies & Gentlemen:


                  We were previously principal accountants for Quality Products, Inc. and, under the date of December 30, 1994, we reported on the consolidated financial statements of Quality Products Inc. and subsidiaries of and for the year ended September 30, 1994. On August 14, 1996 we were informed that our appointment as principal accountants was terminated effective August 8, 1996. We have read Quality Product Inc.'s statements included under Item 4 of its Form 8-K/A dated August 8, 1996, and we agree with such statements, except that we are not in a position to agree or disagree with Quality Products Inc.'s statement that the change was approved by the board of directors.

                                            Very truly yours,

                                            /s/ KPMG Peat Marwick LLP